Exhibit 1.01

Conflict Minerals Report
of NVIDIA Corporation
for the Calendar Year Ended December 31, 2016

OUR COMPANY

Starting with a focus on PC graphics, NVIDIA invented the GPU to solve some of the most complex problems in computer science. We have extended our emphasis in recent years to the revolutionary field of artificial intelligence, or AI.

The GPU was initially used to simulate human imagination, enabling the virtual worlds of video games and films. Today, it also simulates human intelligence, enabling a deeper understanding of the physical world. Its parallel processing capabilities, supported by up to thousands of computing cores, are essential to running deep learning algorithms. This form of AI, in which software writes itself, enables computers to learn from data and serve as the brain of computers, robots and self-driving cars that can perceive and understand the world. GPU-powered deep learning is being rapidly adopted by thousands of enterprises to deliver services and features that would have been impossible with traditional coding.

NVIDIA delivers value to its customers through PC, mobile and cloud architectures. Vertical integration enables us to bring together hardware, system software, programmable algorithms, libraries, systems and services to create unique value for the markets we serve.

We do not directly manufacture the semiconductor wafers or printed circuit boards used in our products, nor do we manufacture the company’s branded devices. Instead, we utilize what is known as a fabless manufacturing strategy for all of our semiconductor product-line operating segments, whereby we employ world-class suppliers for all phases of the manufacturing process, including wafer fabrication, assembly, testing and packaging. Our suppliers are also responsible for procurement of the majority of the raw materials used in the production of our products. We also contract with manufacturers to build, test and distribute our company-branded devices.

Because conflict minerals were necessary to the functionality of the products we contracted to manufacture between January 1, 2016 and December 31, 2016, or the Reporting Period, we conducted a reasonable country of origin inquiry, or RCOI, regarding those conflict minerals. “Conflict minerals” are defined in Item 1.01(d)(3) of the Specialized Disclosure Report on Form SD, or the Form SD, as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or collectively, 3TG.

REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

To conduct our RCOI, we identified our suppliers and component manufacturers of products manufactured during the Reporting Period, and requested that they each provide NVIDIA with a list of the smelters and refiners associated with the conflict minerals in their products and components via the conflict minerals reporting template, or the CMRT, of the Conflict-Free Sourcing Initiative, or CFSI. Our goal was to determine whether any 3TG in our products or components were from recycled or scrap sources, or originated in the Democratic Republic of the Congo or an adjoining country, which we refer to collectively as the Covered Countries. A total of 100% of our suppliers and component manufacturers responded with the requested information.

While the majority of our suppliers reported unknown countries of origin for the 3TG contained in our products and components, we also compared their responses with the RCOI data provided by the Conflict-Free Smelter Program, or CFSP, of the CFSI. Our RCOI revealed that 42 smelters and refiners in our supply chain were identified by the CFSI as sourcing from the Covered Countries (24 of which were directly sourcing and an additional 18 of which were indirectly sourcing), and that all 42 have undergone an independent third-party audit and have been designated as “conflict-free” by the CFSP. Therefore, we believe that a portion of the conflict minerals contained in such products originated in the Covered Countries.

NVIDIA’s supply chain is complex and there are multiple tiers between NVIDIA and the actual mining of the conflict minerals. Because we utilize a fabless manufacturing strategy, we must rely on our suppliers and component manufacturers, including sub-tier suppliers, to provide us with information on the origin of the conflict minerals contained in our products and product components. We are filing this Conflict Minerals Report pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, or Rule 13p-1, because we are unable to determine, as of the date of the filing of the Form SD to which this Conflict Minerals Report is an exhibit, the origin of all conflict minerals that were contained in the products we contracted to manufacture during the Reporting Period.

DUE DILIGENCE PROGRAM DESIGN

Our conflict minerals due diligence program is designed to conform in all material respects with the framework recommended by the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, or the OECD Guidance, as it relates to our supply chain position as a “downstream” purchaser. Summarized below are the components of our program as they relate to the five-step framework set forth in the OECD Guidance:

OECD Guidance Step 1: Establish strong company management systems

•
Adopted and publicly communicated a company-wide Corporate Responsibility Directive, in which we declare that we abide by the Code of Conduct of the Electronic Industry Citizenship Coalition, or EICC, including the standard regarding responsible sourcing of conflict minerals, which can be found on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-corporate-responsibility-directive.pdf

•
As a member of the EICC, required that our suppliers and contract manufacturers acknowledge and implement the EICC’s Code of Conduct, which includes an obligation to conduct due diligence regarding conflict minerals

•
Adopted and publicly communicated a conflict minerals policy endorsed by our Executive Vice President, Operations, which is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-conflict-minerals-policy.pdf

•
Assembled internal conflict minerals team, with representation by NVIDIA’s Operations (covering Silicon Products and System-Level Products groups), Legal, Sales, Procurement, Internal Audit and Corporate Responsibility departments

•
Established a system of control and transparency over our conflict minerals supply chain by engaging first-tier and second-tier suppliers and requesting relevant information through the use of a third-party supplier management vendor which utilized due diligence tools created by the CFSI, including the CMRT

•	Provided monthly updates on our conflict minerals due diligence progress and status to our Executive Vice President, Operations

•	Maintained a company grievance mechanism available internally to allow reporting about any matter of concern, including those related to conflict minerals

•	Internal Audit team conducted a review of our conflict minerals due diligence process

OECD Guidance Step 2: Identify and assess risk in the supply chain

•	Identified relevant suppliers that supplied products containing 3TG by reference to bills of materials

•	Requested such suppliers to provide information regarding smelters or refiners in our supply chain by using the CMRT

•	Reviewed supplier responses for completeness and accuracy

•	Compared information in supplier responses with the list of 3TG processing facilities that received a “conflict-free” designation, produced by the CFSP

•	Contacted non-responsive suppliers, requesting their responses

•	Provided suppliers with feedback on responses containing errors, inconsistencies or incomplete information

OECD Guidance Step 3: Design and implement a strategy to respond to risk

•
Held regular conflict minerals team meetings to review, among other things, our conflict minerals program, any potential or actual risks identified during due diligence, and the status of supplier responses

•	Reported progress on a monthly basis to our Executive Vice President, Operations

•	Identified main risks in our supply chain

•	Contacted certain smelter and refinery facilities that have not received a “conflict-free” designation from an independent third-party audit program to encourage their participation

•	Implemented a risk mitigation response plan to monitor and track unresponsive suppliers and/or incomplete or inaccurate supply chain information

•	Requested that certain suppliers remove specific smelters or refiners from their supply chain that we deemed to be high-risk

•
Informed non-responsive suppliers that we will assess, and potentially withhold, future business with them if they do not acquire materials from conflict-free sources within the DRC and do not provide their supply chain conflict minerals information to us using the CMRT

•	Removed companies from our supplier base due, in part, to their failure to comply with our conflict minerals policy

•	Conducted meetings with certain customers and responded

OECD Guidance Step 4: Independent third-party audit of smelter/refiner’s due diligence practices

•
Relied on the CFSP, the London Bullion Market Association, and the Responsible Jewellery Council to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain

•	Provided indirect financial support for such third-party audits through our continued membership in the EICC and CFSI

•	Participated in EICC work groups, including smelter engagement and outreach

OECD Guidance Step 5: Report annually on supply chain due diligence

•
Adopted and publicly communicated a conflict minerals company policy endorsed by our Executive Vice President, Operations, which is posted on our website at http://images.nvidia.com/content/includes/gcr/pdf/nvidia-conflict-minerals-policy.pdf

•	Published conflict minerals information in our annual corporate responsibility report, which is posted on our website at http://www.nvidia.com/gcr

•
Filed our Form SD for the reporting period from January 1, 2016 to December 31, 2016, including this Conflict Minerals Report, with the Securities Exchange Commission and made it available on the Investor Relations pages of our Web site at http://investor.nvidia.com/sec.cfm

•	Reported supply chain smelter information in this Conflict Minerals Report

DESCRIPTION OF DUE DILIGENCE MEASURES PERFORMED

Below is a description of the measures we performed for this Reporting Period to exercise due diligence on the source and chain of custody of our necessary conflict minerals.

We requested supply chain information from 100% of our direct suppliers that may use necessary conflict minerals in our products and components to determine whether any of these minerals originated in the Covered Countries or were from recycled or scrap sources. We used third-party supplier management software to track these communications with direct suppliers, automate the identification of quality issues, aggregate CMRT responses for analysis and reporting, and perform additional follow up with those suppliers whose CMRTs contained incomplete or potentially inaccurate information. After reviewing the names provided by our suppliers and component manufacturers against the CFSI lists of verified smelters and refiners, we consulted with our CFSI colleagues to distinguish those that were actual smelters and refiners from other participants in the upstream supply chain, such as brokers and traders. We provided our list of smelters and refiners for inclusion in the CFSP, which utilized an independent third party to conduct audits, according to the standards of the OECD Guidance, of willing smelters and refiners to determine the source and origin of their ore, as well as whether they were conflict-free.

COUNTRY & MINE OR LOCATION OF ORIGIN OF NECESSARY CONFLICT MINERALS

Based on the due diligence described above, we determined that the supply chain for our products contracted to be manufactured during the Reporting Period sourced conflict minerals from up to 256 processing facilities worldwide, of which: all 256 have been recognized by the CFSP as being legitimate smelters or refiners; 239 have been validated by the CFSP as being conflict-free, including some conflict-free tantalum, tin and tungsten that originated from the Covered Countries; and 8 are in the process of being audited by an independent third party. A list of CFSP-validated and compliant smelters and refiners contained in our supply chain is attached hereto as Exhibit A.

We requested country of origin information (if known) from each of our direct suppliers, most of which do not source directly from processing facilities, for the purposes of determining the source and chain of custody of the necessary conflict minerals in our supply chain. We also relied on the country of origin information provided by the CFSI (when available) for CFSP-compliant processing facilities. Based on country of origin information provided by the CFSI for CFSP-compliant processing facilities, countries of origin of the necessary conflict minerals in our products may include Argentina, Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, Democratic Republic of the Congo, Ecuador, Estonia, Eritrea, Ethiopia, France, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russian Federation, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Viet Nam, and Zimbabwe.

We requested mine or location of origin information from each of our suppliers for the purposes of determining the source and chain of custody of the necessary 3TG in our supply chain. While some of our suppliers reported the names or countries of sourcing mines, most were unable to obtain mine or location of origin information for their necessary 3TG.

STEPS TAKEN OR TO BE TAKEN TO MITIGATE RISK AND IMPROVE DUE DILIGENCE

NVIDIA has been a member of the EICC, a coalition of leading electronics companies working together to improve social, ethical, and environmental responsibility in the global supply chain, since 2007. Beginning in 2012, we have also been an active participant in the EICC-Global e-Sustainability Initiative, or GeSI, Extractives Work Group, or the Extractives Work Group, a multi-sector partnership focused on addressing conflict minerals issues and challenges. In 2013, the EICC and GeSI announced the launch of the CFSI to replace the Extractives Work Group. Additionally, to support initiatives targeted at improving the traceability of conflict minerals in the Great Lakes Region of Central Africa, which includes the Democratic Republic of the Congo, we joined the Public-Private Alliance for Responsible Minerals Trade in 2013.

We are also part of the Smelter Engagement Team sub-work group of the CFSI, which performs outreach to smelters, encouraging recognized smelters and refiners to participate in the CFSP. Apart from our participation with the Smelter Engagement Team, since 2014 we have also contacted approximately 40 smelters and refiners directly to encourage them to be audited through CFSP.

In 2014, we commenced the use of third-party supplier management software to assist the company with obtaining the proper and accurate contact information of the relevant supplier representatives, distribution of the CMRT to our suppliers, collection and validation of our suppliers’ responses, follow up with non-responsive suppliers or those providing inaccurate or incomplete CMRTs, and aggregation of supplier data for analysis. In 2015, we also utilized the supplier management software to produce customer-specific CMRTs.

In 2016, we adopted a goal to use only conflict-free 3TG in our products. Accordingly, we implemented a formal conflict minerals policy by which we communicated our expectation to our suppliers that they acquire materials from conflict-free sources within the DRC and to provide their supply chain conflict minerals information to us using the CMRT. We also informed them that we would assess, and potentially withhold, future business with suppliers who do not comply with our policy. In 2016, and continuing into 2017, we removed companies from our supplier base due, in part, to their lack of compliance with our policy.

After undertaking the actions described above, we experienced an increase to our supplier response rate from approximately 80% for calendar year 2013 reporting to 100% for calendar year 2016 reporting.

INHERENT LIMITATIONS ON DUE DILIGENCE MEASURES

Because of our fabless manufacturing strategy and our contract manufacturing process for our branded devices, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters, refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

PRODUCT DESCRIPTION

© 2017 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, ICERA, Jetson, NVIDIA 3D Vision, NVIDIA DGX-1, NVIDIA DRIVE, NVIDIA GRID, NVIDIA G-SYNC, NVIDIA SHIELD and SLI are trademarks and/or registered trademarks of NVIDIA Corporation in the United States and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

During the Reporting Period, we identified the following products that may contain necessary conflict minerals that we manufactured or contracted to manufacture:

•	Graphic Processing Units, including:

◦	GeForce;

◦	Quadro;

◦	Tesla;

◦	NVIDIA GRID; and

◦	GTX series

•	DGX server products

•	Tegra processors and modules

•	NVIDIA SHIELD gaming portables, controllers, tablets, and Android TV boxes

•	Icera modem chipsets

•	NVIDIA 3D Vision glasses

•	Jetson developer kit and modules

•	NVIDIA Drive PX 2

•	NVIDIA G-SYNC

•	SLI bridges

The description of our due diligence process above to determine the location of origin of the conflict minerals in NVIDIA’s products is hereby incorporated by reference into this section of our Conflict Minerals Report.

EXHIBIT A

CFSP-recognized smelters and refiners as of May 2017

Metal	Name of Smelter or Refiner	Smelter or Refiner Location
Gold	Advanced Chemical Company	United States of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Etihad Gold LLC	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Daejin Indus Co., Ltd.	Korea (Republic of)
Gold	DODUCO GmbH	Germany
Gold	Dowa	Japan
Gold	DSC (Do Sung Corporation)	Korea (Republic of)
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Geib Refining Corporation	United States of America
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	KGHM Polska Miedź Spółka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	Korea (Republic of)

Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	OJSC Novosibirsk Refinery	Russian Federation
Gold	PAMP S.A.	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Republic Metals Corporation	United States of America
Gold	Royal Canadian Mint	Canada
Gold	Samduck Precious Metals	Korea (Republic of)
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan, Province of China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea (Republic of)
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium

Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Hi-Temp Specialty Metals, Inc.	United States of America
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	KEMET Blue Powder	United States of America
Tantalum	King-Tan Tantalum Industry Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	China
Tantalum	QuantumClean	United States of America
Tantalum	Resind Indústria e Comércio Ltda.	Brazil
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America

Tantalum	Tranzact, Inc.	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Ayi Jaya	Indonesia
Tin	CV Dua Sekawan	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV Tiga Sekawan	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dowa	Japan
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy JSC	Viet Nam
Tin	Elmet S.L.U.	Spain
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Fenix Metals	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	Gejiu Jinye Mineral Company	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States of America
Tin	Metallo-Chimique N.V.	Belgium
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	Operaciones Metalurgical S.A.	Bolivia (Plurinational State of)
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Kijang Jaya Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT O.M. Indonesia	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	H.C. Starck Tungsten GmbH & Co. KG	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China

Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Moliren Ltd	Russian Federation
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Woltech Korea Co., Ltd.	Korea (Republic of)
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China